Exhibit 2

Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) with respect to all of the shares of common stock (the “Shares”) in Energy Vault Holdings, Inc., a Delaware corporation (the “Company”), which the Stockholder beneficially owns as of the date hereof, hereby appoints Robert Piconi (the “Holder”) as her true and lawful proxy and attorney-in-fact, with full power of substitution, to (i) vote the Shares at any meeting of stockholders of the Company or (ii) act by written consent on behalf of the Stockholder, in any manner that the Holder may determine in his sole and absolute discretion to be in the Holder’s own best interest.

The proxies and powers granted herein are irrevocable and binding upon, and enforceable against, the Stockholder and her beneficiaries, successors, assigns, transferees, representatives and executors thereof. The proxies and powers granted herein are coupled with an interest and shall not be terminated by any act of the Stockholder or by operation of law, by death or incapacity of the Stockholder, by lack of appropriate power or authority, or by the occurrence of any other event or events, except as expressly provided herein. The Stockholder hereby revokes any and all prior proxies granted by the Stockholder with respect to the Shares, and agrees not to grant any subsequent proxies with respect to the Shares or enter into any agreement or understanding with any person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of this Irrevocable Proxy.

This Irrevocable Proxy shall terminate, with respect to all the Shares, upon the death or incapacity of the Holder, and, with respect to any Shares, upon the bona fide transfer for value of such Shares.

The parties hereto expressly acknowledge and agree that this Irrevocable Proxy gives the Holder the exclusive right to vote (or consent) with respect to the Shares.

Signature (Stockholder)	Signature (Holder)

Print Name	Print Name

Date	Date